Telestone Technologies Corporation Receives First 3D Technology Order From China Mobile LTD Fujian Branch

BEIJING -- March 06, 2007 -- Telestone Technologies Corporation (NasdaqGM:TSTC - News), a leading provider of wireless communication coverage solutions primarily in the People's Republic of China (PRC) announced today its first new products purchase order valued in excess of $1.2 (USD) million from China Mobile Fujian for its Wireless Signal Indoor Coverage Projects, all products in this order belong to TSTC's 3D solutions. China Mobile LTD Fujian Branch, will invest more than $50 million (USD) on the wireless coverage of GSM network in 2007.

Telestone's proprietary technology "3D Solutions" is a revolutionary technology for the wireless signal in-door coverage market. The key to the solution is to use fiber-optical cable plus Cat-5E/6 or IF cable and intermediate frequency technology on the transmission and distribution of the RF signal, compared to traditional RF indoor coverage solutions, it has unique characteristics such as low output power on down-link, low noise-figure on uplink and intelligence, huge-wide frequency band to support the RF signal transmission and distribution from different mobile systems include 2G and 3G systems. It also has a consummate monitor system, which can monitor each antenna. The Company believes their 3D solution is the first to market, which will gain full acceptance by the four main (PRC), wireless carriers in the wireless signal in-door coverage field.

"We have invested about three years in researching, developing and introducing our 3D technology solutions and products to the marketplace, especially for the demand of 3G network building," stated Telestone President and CEO, Mr. Daqing Han. "The contract with China Mobile LTD Fujian represents a major step for the company as it is an acknowledgement by the biggest wireless carrier in the PRC that Telestone's 3D solutions and its products are mature and ready to support the 3G times."

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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For additional information please contact:
Telestone Technologies Corporation
East West Network Group
Mark Miller
770-436-7429
mmeastwest@hotmail.com